Exhibit 99.3
CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the reference to our name and description of our role in the valuation process of certain commercial real estate assets of KBS Strategic Opportunity REIT, Inc. (the “Company”) being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-156633) and the related prospectus, included therein, by being filed on an Annual Report on Form 10-K, to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

March 9, 2015	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC